                                  EXHIBIT 12.1

                    REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   1999       1998       1997       1996       1995
                                                 --------   --------   --------   --------   --------
EXCLUDING INTEREST ON DEPOSITS
Income (loss) from continuing operations.......  $ 4,875    $ 2,904    $ 2,377    $(4,270)   $ 1,456
Taxes..........................................    3,093      1,862      1,579     (2,910)     1,049
Fixed charges:
  Other interest expense.......................      210      1,107      1,107      1,115      1,100
                                                 -------    -------    -------    -------    -------
Earnings from continuing operations (loss)
  before taxes and fixed charges...............  $ 8,178    $ 5,873    $ 5,063    $(6,065)   $ 3,605
                                                 =======    =======    =======    =======    =======
Ratio of earnings from continuing operations to
  fixed charges................................    38.94       5.31       4.57      (5.44)      3.28
                                                 =======    =======    =======    =======    =======

INCLUDING INTEREST ON DEPOSITS
Fixed charges, per above.......................  $   210    $ 1,107    $ 1,107    $ 1,115    $ 1,100
Interest on deposits...........................   10,736     11,392     14,708     17,588     22,457
                                                 -------    -------    -------    -------    -------
Total fixed charges and interest on deposits...  $10,946    $12,499    $15,815    $18,703    $23,557
                                                 =======    =======    =======    =======    =======
Earnings from continuing operations before
  taxes and fixed charges, per above...........  $ 8,178    $ 5,873    $ 5,063    $(6,065)   $ 3,605
Interest on deposits...........................   10,736     11,392     14,708     17,588     22,457
Total earnings from continuing operations
  before taxes, fixed charges and interest on
  deposits.....................................  $18,914    $17,265    $19,771    $11,523    $26,062
                                                 =======    =======    =======    =======    =======
Ratio of earnings from continuing operations to
  fixed charges................................     1.73       1.38       1.25       0.62       1.11
                                                 =======    =======    =======    =======    =======
Surplus........................................  $ 7,968    $ 4,766    $ 3,956    $ 7,180    $ 2,505
                                                 =======    =======    =======    =======    =======

The 1999 earnings are adequate to cover fixed charges by the amount noted above.

The 1998 earnings are adequate to cover fixed charges by the amount noted above.

The 1997 earnings are adequate to cover fixed charges by the amount noted above.

The 1996 earnings are inadequate to cover fixed charges by the amount noted above.

The 1995 earnings are adequate to cover fixed charges by the amount noted above.

                                       73